Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-256963
Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.01 par value per share	3,593,750(1)	$56.00	$201,250,000	$21,956.38(2)

(1)
Includes 468,750 shares of common stock that may be offered and sold pursuant to the exercise in full of the underwriters’ over-allotment option to purchase additional shares of common stock.

(2)
Calculated pursuant to Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). The fee payable in connection with the offering pursuant to this prospectus supplement has been paid in accordance with Rule 456(b) under the Securities Act.

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell, nor a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted.
PROSPECTUS SUPPLEMENT
(To Prospectus dated June 10, 2021)
3,125,000 shares
The Cheesecake Factory Incorporated
COMMON STOCK

We are offering 3,125,000 shares of our common stock in this offering. The net proceeds from the offering will be used as described under the section titled “Use of Proceeds” in this prospectus supplement. We will receive all of the net proceeds from this offering.
In addition, we have granted the underwriters an option, which is exercisable within 30 days after the date of this prospectus supplement, to purchase up to an additional 468,750 shares of our common stock at the public offering price, less the underwriting discount, solely to cover over-allotments.
CONCURRENT OFFERING
Concurrently with this offering, we are offering, pursuant to a separate prospectus supplement, 0.375% convertible senior notes due 2026, which we refer to as the convertible notes, in an aggregate principal amount of $300,000,000, plus up to an additional $45,000,000 aggregate principal amount of convertible notes that the underwriters of the concurrent offering have the option to purchase from us. The completion of this offering is not contingent on the completion of the concurrent offering, and the completion of the concurrent offering is not contingent on the completion of this offering.
LISTING; COMMON STOCK
Our common stock is listed on The Nasdaq Global Select Market under the symbol “CAKE.” On June 10, 2021, the last reported sale price of our common stock was $56.86 per share.
	Per share	Total
Public offering price	$56.00	$175,000,000
Underwriting discounts and commissions(1)	$2.38	$7,437,500
Proceeds, before expenses, to us	$53.62	$167,562,500

(1)
See “Underwriting” on page S-24 for additional disclosure regarding underwriter compensation and estimated offering expenses.

An investment in our common stock involves risks. See “Risk Factors” beginning on page S-6
Neither the Securities and Exchange Commission nor any state or foreign securities commission or regulatory authority has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
We expect to deliver the shares of common stock on or about June 15, 2021.

Joint Book-Running Managers
J.P. Morgan BNP PARIBAS BofA Securities Wells Fargo Securities
Co-Managers
BTIG Rabo Securities TD Securities
Prospectus Supplement dated June 10, 2021.

Prospectus Supplement
Prospectus

In deciding whether to purchase the common stock, you should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related pricing term sheet. Neither we nor any of the underwriters has authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it.
You should not assume that the information included or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates of the documents in which the information is contained. Our business, financial condition, results of operations and prospects could have changed since those dates.
You should not consider any information included or incorporated by reference in this prospectus supplement or the accompanying prospectus to be legal, tax or investment advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding any purchase of the common stock. Neither we nor any of the underwriters makes any representation regarding the legality of an investment in the common stock by any person under applicable investment or similar laws.
When we refer to “we,” “our,” “us” and the “Company” in this prospectus supplement, we mean The Cheesecake Factory Incorporated, together with its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential purchasers of the common stock.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described in the accompanying prospectus under the heading “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”
If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. The information we have included in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the accompanying prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since any such dates.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights important information about this offering and information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before investing in the securities. You should read the entire prospectus supplement and the accompanying prospectus carefully, as well as the additional materials described under the captions “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement and in the accompanying prospectus, including “Risk Factors” beginning on page S-6 of this prospectus supplement and on page 6 of the accompanying prospectus, and “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 29, 2020.
We utilize a 52/53-week fiscal year ending on the Tuesday closest to December 31 for financial reporting purposes. Fiscal 2021 consists of 52 weeks and will end on December 28, 2021. Fiscal 2020, which ended on December 29, 2020, was also a 52-week year.
The Company
The Cheesecake Factory Incorporated is a leader in experiential dining. We are culinary forward and relentlessly focused on hospitality. We currently own and operate 300 restaurants throughout the United States and Canada under brands including The Cheesecake Factory®, North Italia® and a collection within our Fox Restaurant Concepts business. Internationally, 28 The Cheesecake Factory® restaurants operate under licensing agreements. Our bakery division operates two facilities that produce quality cheesecakes and other baked products for our restaurants, international licensees and third-party bakery customers.
Our business originated in 1972 when Oscar and Evelyn Overton founded a small bakery in the Los Angeles area. In 1978, their son, David Overton, our Chairman of the Board and Chief Executive Officer, led the creation and opening of the first The Cheesecake Factory restaurant in Beverly Hills, California. In 1992, the Company was incorporated in Delaware as The Cheesecake Factory Incorporated to consolidate the restaurant and bakery businesses of its predecessors operating under The Cheesecake Factory® mark. Our executive offices are located at 26901 Malibu Hills Road, Calabasas Hills, California 91301, and our telephone number is (818) 871-3000.
Recent Developments
Concurrent Offering of Senior Convertible Notes
Concurrently with this offering, we are offering, pursuant to a separate prospectus supplement, 0.375% convertible senior notes due 2026, which we refer to as the convertible notes, in an aggregate principal amount of $300,000,000, plus up to an additional $45,000,000 aggregate principal amount of convertible notes that the underwriters of the concurrent offering have the option to purchase from us. The completion of this offering is not contingent on the completion of the concurrent offering, and the completion of the concurrent offering is not contingent on the completion of this offering. Accordingly, you should not assume that the concurrent offering will be consummated on the terms described in this prospectus supplement, if at all. This prospectus supplement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities being offered in the concurrent offering. The prospectus supplement for the concurrent offering does not constitute an offer to sell, or the solicitation of an offer to buy, any of the shares of common stock that we are offering pursuant to this prospectus supplement. See “The Concurrent Offering.”
Preferred Stock Repurchase and Conversion
We have entered into agreements with the holders of our outstanding Series A convertible preferred stock pursuant to which we will repurchase 150,000 shares of our outstanding Series A convertible preferred stock for approximately $447.0 million in cash, and the holder of our outstanding Series A convertible preferred stock will convert the remaining 50,000 shares of our remaining outstanding Series A convertible preferred stock into 2,400,864 shares of our common stock and will receive approximately $10.4 million in cash in connection with such conversion. We refer to these transactions as the “preferred stock repurchase and conversion.” The net proceeds from this offering and the concurrent offering will be used to fund the cash consideration payable in the preferred stock repurchase and conversion to simplify our capital structure. The preferred stock repurchase and conversion are expected to close on June 15, 2021, subject to customary closing conditions and will be contingent on the completion of this offering and the concurrent offering. The completion of this offering is not contingent on the completion of the concurrent offering, and the completion of the concurrent offering is not contingent on the completion of this offering. Accordingly, although the proceeds from this offering will be used to fund the cash consideration payable in the preferred stock repurchase and conversion, you should not assume that the preferred stock repurchase and conversion will be consummated on the terms described in this prospectus supplement.
Business Update
Fiscal 2021 second quarter-to-date through May 31st comparable sales for The Cheesecake Factory restaurants increased approximately 196% year-over-year and 7% relative to the same period in fiscal 2019, supported by approximately one-third off-premise sales mix. Average weekly sales quarter-to-date were approximately $226,500.
As of June 2, 2021, nearly all of our restaurants across our concepts, including 206 Cheesecake Factory locations, were operating with reopened indoor dining rooms with limited capacity in accordance with local mandates and social distancing protocols. On average, Cheesecake Factory restaurants with reopened dining rooms were operating at approximately 70% indoor capacity and approximately 75% total on-premise capacity including patios. One Cheesecake Factory location was operating an off-premise only model.
The foregoing quarter-to-date results have been prepared by, and is the responsibility of, our management based on currently available information and have not been compiled or reviewed by our independent auditors. KPMG LLP has not audited, reviewed, compiled or applied agreed-upon procedures with respect to these quarter-to-date results. Accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto.
The final results for our second quarter of fiscal 2021 may differ materially from the preliminary quarter-to-date results above, and such final results, together with results for the remainder of our second quarter of fiscal 2021, will be included in our second quarter reporting. Our second quarter results, and the final results included therein, may differ materially from the preliminary results due to, among other things, the finalization of our quarterly financial and accounting procedures, and may include material adjustments not applied in the preliminary results. Consequently, you should not place undue reliance upon the preliminary results. In addition, our quarter-to-date results are not necessarily indicative of the results to be expected for the full second quarter of fiscal 2021 or full fiscal 2021. The quarter-to-date results reflect management’s indication of our current operational trends and should not be considered a substitute for the financial statements for the second quarter of fiscal 2021 to be prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) once they become available.
Supplemental Financial Information
Non-GAAP Measures
The table below includes certain financial measures that are not presented in accordance with GAAP, including Adjusted EBITDA and Free Cash Flow. We are presenting these non-GAAP financial measures because we believe they provide our management and investors with additional insight into the operational efficiency and performance of the Company relative to earlier periods and relative to the Company’s competitors. Investors should use these Non-GAAP financial measures only in conjunction with comparable GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Our inclusion of these adjusted measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. In the future, we may incur expenses or generate income similar to the adjusted items.

The Cheesecake Factory Incorporated
Reconciliation of Non-GAAP Financial Measures ($ millions)
(unaudited)
	Fiscal year
	2018	2019	2020	1Q2020	1Q2021
Cash flow from operations(1)	291	219	3	(33)	22
Capital expenditures/investments	128	99	50	16	8
Free cash flow (non-GAAP)	163	119	(47)	(49)	13

(1)
The excess tax benefit related to stock options exercised is no longer reclassified from cash flows from operating activities to cash flows from financing activities in the consolidated statements of cash flows.

	Fiscal Year
	2018	2019	2020	1Q2020	1Q2021
Net Income (GAAP)	99	127	(277)	(136)	(1)
Tax expense	8	13	(103)	(55)	2
Interest & other expense, net	7	2	9	2	3
Depreciation & amortization expense	96	88	91	24	22
Gain on investments in unconsolidated affiliates	5	(39)	—	—	—
Dividends on Series A preferred stock	—	—	13	—	5
Direct & incremental Series A preferred stock issuance costs	—	—	10	—	—
EBITDA (non-GAAP)	215	192	(256)	(166)	31
Impairment of assets and lease terminations	18	18	219	192	1
Acquisition-related costs	—	5	3	1	—
Acquisition-related contingent consideration and amortization expense	—	1	(4)	(4)
COVID-19 related costs	—	—	23	3	5
Adjusted EBITDA (non-GAAP)	233	216	(15)	25	38

THE OFFERING
Issuer
The Cheesecake Factory Incorporated.
Common stock offered
3,125,000 shares of common stock (or 3,593,750 shares of common stock if the underwriters exercise in full their option to purchase additional shares).
Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $166.9 million (or approximately $192.0 million if the underwriters fully exercise their option to purchase additional shares of common stock), after deducting the underwriting discounts and commissions and our estimated offering expenses.
We estimate that the net proceeds to us from the concurrent offering of convertible notes described below, if it is consummated, will be approximately $291.0 million (or approximately $334.8 million if the underwriters of the concurrent offering fully exercise their option to purchase additional convertible notes), after deducting the underwriting discounts and commissions and our estimated offering expenses. We intend to use the net proceeds from this offering and the concurrent offering to fund the cash consideration of approximately $457.4 million payable in the preferred stock repurchase and conversion to simplify our capital structure. We intend to use any remaining proceeds for general corporate purposes, including the repayment of debt under our revolving credit facility. The completion of the preferred stock repurchase and conversion will be subject to customary closing conditions and will be contingent on the completion of this offering and the concurrent offering. The completion of this offering is not contingent on the completion of the concurrent offering, and the completion of the concurrent offering is not contingent on the completion of this offering. See “Use of Proceeds.”
Risk factors
Investing in our common stock involves a high degree of risk. See “Risk Factors” included in this prospectus supplement, the accompanying prospectus and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Nasdaq Global Select
Market Symbol
Our common stock is listed on The Nasdaq Global Select Market under the symbol “CAKE.” On June 10, 2021, the last reported sale price of our common stock was $56.86 per share.
Concurrent offering
Concurrently with this offering, we are offering, pursuant to a separate prospectus supplement, 0.375% convertible senior notes due 2026, which we refer to as the convertible notes, in an aggregate principal amount of $300,000,000, plus up to an additional $45,000,000 aggregate principal amount of convertible notes that the underwriters of the concurrent offering have the option to purchase from us.
The completion of this offering is not contingent on the completion of the concurrent offering, and the completion of the concurrent offering is not contingent on the completion of this offering. Accordingly, you should not assume that the concurrent offering will be consummated on the terms described in this prospectus supplement, if at all. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any of the convertible notes, or the shares of common stock, if any, issuable upon conversion of the convertible notes, we are offering in the concurrent offering. See “The Concurrent Offering.”
Dividend policy
Although our Board has historically declared a quarterly cash dividend which we have paid, we may not pay quarterly dividends in the same amounts or at all in the future. The declaration, amount and timing of cash dividends are subject to capital availability and determinations by our Board that such dividends are in the best interest of our stockholders and are in compliance with all respective laws and applicable agreements. Future decisions to pay or to increase or decrease dividends are at the discretion of the Board and will be dependent on our operating performance, financial condition, capital expenditure requirements, limitations on cash distributions pursuant to the terms and conditions of our revolving credit facility and applicable law, and other such factors that the Board considers relevant.
To preserve liquidity during the COVID-19 pandemic, for instance, and as required in conjunction with the terms of our revolving credit facility, in March 2020, our Board suspended the quarterly dividend on our common stock. Our revolving credit facility prohibits the payment of cash dividends on our common stock until the end of the Covenant Relief Period (as defined under “Description of Indebtedness — Revolving Credit Facility”). Prior to this suspension of dividends, our Board declared cash dividends of $0.36 per common share for the first quarter of fiscal 2020. Cash dividends of $1.38 per common share were declared during fiscal 2019.

RISK FACTORS
Investing in our common stock involves a high degree of risk. In addition to the other information included and incorporated by reference in this prospectus supplement, you should carefully consider the risks described or referred to below before deciding to purchase shares of our common stock. The occurrence of any of these risks may materially harm our business, results of operations and financial condition. As a result, the trading price of our common stock may decline, and you might lose part or all of your investment. As used in this section, “we,” “our” and “us” refer to The Cheesecake Factory Incorporated and not to its subsidiaries.
Risks Relating to the Offering and our Common Stock
The market price of our common stock is subject to volatility.
During fiscal 2020, the price of our common stock fluctuated between $14.52 and $43.00 per share. The market price of our common stock may be significantly affected by a number of factors, including, but not limited to, actual or anticipated variations in our operating results or those of our competitors as compared to analyst expectations, changes in financial estimates by research analysts with respect to us or others in the restaurant industry, and announcements of significant transactions (including mergers or acquisitions, divestitures, joint ventures or other strategic initiatives) by us or others in the restaurant industry. In addition, the equity markets have experienced price and volume fluctuations that affect the stock price of companies in ways that have been unrelated to an individual company’s operating performance. The price of our common stock may continue to be volatile, based on factors specific to our company and industry, as well as factors related to the equity markets overall.
Future issuances of debt or equity securities by us may adversely affect the market price of our common stock.
As of December 29, 2020, we had an aggregate of approximately 4.9 million shares of common stock authorized but unissued and reserved for issuance under our incentive plans. We may issue all of these shares of common stock without any action or approval by our stockholders, subject to certain exceptions.
In the future, we may attempt to obtain financing or to increase further our capital resources by issuing additional shares of our common stock or offering debt or other equity securities, including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or shares of preferred stock. Future acquisitions could require substantial additional capital in excess of cash from operations. We would expect to finance the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness, asset-backed acquisition financing and/or cash from operations. In addition, we also expect to issue additional shares in connection with exercise of our stock options under our incentive plans.
Issuing additional shares of our common stock or other equity securities or securities convertible into equity for financing or in connection with our incentive plans, acquisitions or otherwise may dilute the economic and voting rights of our existing stockholders or reduce the market price of our common stock or both. For example, the issuance of shares of our common stock upon conversion of the convertible notes will dilute the ownership interests of our stockholders and could depress the trading price of our common stock. See “Risks Relating to the Concurrent Offering” below. Upon liquidation, holders of our debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our common stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk that our future offerings may reduce the market price of our common stock and dilute their stockholdings in us. See “Description of Capital Stock” and “Description of Debt Securities” in the accompanying prospectus.

The market price of our common stock could decline due to the large number of outstanding shares of our common stock eligible for future sale.
Sales of substantial amounts of our common stock in the public market in future offerings, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future, at a time and price that we deem appropriate. In addition, the additional sale of our common stock by our officers or directors in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline.
We may issue shares of our common stock or other securities from time to time as consideration for, or to finance, future acquisitions and investments or for other capital needs. We cannot predict the size of future issuances of our shares or the effect, if any, that future sales and issuances of shares would have on the market price of our common stock. If any such acquisition or investment is significant, the number of shares of common stock or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial and may result in additional dilution to our stockholders. We may also grant registration rights covering shares of our common stock or other securities that we may issue in connection with any such acquisitions and investments.
We and certain of our executive officers and directors have agreed with the representative, on behalf of the underwriters, not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 60 days after the date of this prospectus, except for certain limited exceptions. See “Underwriting.” Approximately 12% of outstanding shares of our common stock are subject to these lock-up agreements after giving effect to the preferred stock repurchase and conversion.
After the expiration of the 60-day lock-up period under the lock-up agreement these shares may be sold in the public market, subject to prior registration or qualification for an exemption from registration, including, in the case of shares held by affiliates, compliance with the volume restrictions and other securities laws. To the extent that any of these stockholders sell, or indicate an intent to sell, substantial amounts of our common stock in the public market after the contractual lock-ups and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline significantly.
J.P. Morgan Securities LLC, in its sole discretion, may release all or some portion of the shares subject to the 60-day lock-up agreements prior to expiration of such period.
Risks Relating to the Concurrent Offering
The issuance of shares of our common stock upon conversion of the convertible notes will dilute the ownership interests of our stockholders and could depress the trading price of our common stock.
The issuance of shares of our common stock upon conversion of the convertible notes will dilute the ownership interests of our stockholders, which could depress the trading price of our common stock. In addition, the market’s expectation that conversions may occur could depress the trading price of our common stock even in the absence of actual conversions. Moreover, the expectation of conversions could encourage the short selling of our common stock, which could place further downward pressure on the trading price of our common stock.
Hedging activity by investors in the convertible notes could depress the trading price of our common stock.
We expect that many investors in the convertible notes being offered in the concurrent offering, including potential purchasers of the convertible notes following the concurrent offering, will seek to employ a convertible note arbitrage strategy. Under this strategy, investors typically short sell a certain number of shares of our common stock and adjust their short position over time while they continue to hold the convertible notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of, or in addition to, short selling shares of our common stock. This market activity, or the market’s perception that it will occur, could depress the trading price of our common stock.

Provisions in the indenture governing the convertible notes could delay or prevent an otherwise beneficial takeover of us.
Certain provisions in the convertible notes and the indenture governing the convertible notes could make a third party attempt to acquire us more difficult or expensive. For example, if a takeover constitutes a “fundamental change” (which will be defined in the indenture to include certain change-of-control events and the delisting of our common stock), then noteholders will have the right to require us to repurchase their convertible notes for cash. In addition, if a takeover constitutes a “make-whole fundamental change” (which will be defined in the indenture to include, among other events, fundamental changes and certain additional business combination transactions), then we may be required to temporarily increase the conversion rate for the convertible notes. In either case, and in other cases, our obligations under the convertible notes and the indenture could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management, including in a transaction that holders of our common stock may view as favorable.
We may be unable to raise the funds necessary to repurchase the convertible notes for cash following a fundamental change, or to pay the cash amounts due upon conversion, and our other indebtedness limits our ability to repurchase the convertible notes.
Noteholders may, subject to a limited exception, require us to repurchase their convertible notes following a “fundamental change” (which will be defined in the indenture governing the convertible notes to include certain change-of-control events and the delisting of our common stock) at a cash repurchase price generally equal to the principal amount of the convertible notes to be repurchased, plus accrued and unpaid interest, if any. In addition all conversions of the convertible notes will be settled partially or entirely in cash. We may not have enough available cash or be able to obtain financing at the time we are required to repurchase the convertible notes or pay the cash amounts due upon conversion. In addition, applicable law, regulatory authorities and the agreements governing our other indebtedness may restrict our ability to repurchase the convertible notes or pay the cash amounts due upon conversion. For example, our revolving credit facility restricts us from paying cash upon conversion of the convertible notes in an amount that exceeds the principal amount being converted. Furthermore, our revolving credit facility prohibits us from repurchasing the convertible notes upon a fundamental change during the covenant relief period of the facility. The covenant relief period will extend through the first date after December 28, 2021 on which we have delivered certain documentation relating to our compliance with the covenants set forth in the revolving credit facility. Following the covenant relief period, we will be permitted under the revolving credit facility to repurchase convertible notes upon a fundamental change only if we would be in pro forma compliance with certain financial covenants, which require that our net adjusted leverage ratio (as measured in accordance with the revolving credit facility) not exceed 4.75 to 1.00 and that the ratio of our earnings before interest, depreciation, amortization and rental expense to interest and rental expense (as measured in accordance with the revolving credit facility) to be at least 1.90 to 1.00.
Our failure to repurchase convertible notes or pay the cash amounts due upon conversion when required will constitute a default under the indenture governing the convertible notes. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our other indebtedness, which may result in that other indebtedness becoming immediately payable in full. We may not have sufficient funds to satisfy all amounts due under the other indebtedness and the convertible notes.
The indenture governing the convertible notes will not restrict us from incurring additional indebtedness, and the incurrence of the convertible notes and any additional indebtedness could limit the cash flow available for our operations, expose us to risks that could adversely affect our business, financial condition and results of operations.
As of March 30, 2021, we had approximately $280.0 million in principal amount of consolidated indebtedness. We will incur $300.0 million (or, if the underwriters of the concurrent offering fully exercise their option to purchase additional convertible notes, $345.0 million) principal amount of additional indebtedness as a result of the concurrent offering. The indenture for the convertible notes will not contain any meaningful restrictive covenants and will not prohibit us or our subsidiaries from incurring additional indebtedness in the future. Accordingly, we may incur a significant amount of additional indebtedness following the concurrent offering, if it is completed. The incurrence of indebtedness could have significant negative consequences for our stockholders and our business, results of operations and financial condition by, among other things:
•
increasing our vulnerability to adverse economic and industry conditions;

•
limiting our ability to obtain additional financing;

•
requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, which will reduce the amount of cash available for other purposes;

•
limiting our flexibility to plan for, or react to, changes in our business;

•
diluting the interests of our existing stockholders as a result of issuing shares of our common stock upon conversion of the convertible notes; and

•
placing us at a possible competitive disadvantage with competitors that are less leveraged than us or have better access to capital.

Our business may not generate sufficient funds, and we may otherwise be unable to maintain sufficient cash reserves, to pay amounts due under our indebtedness, and our cash needs may increase in the future. In addition, our revolving credit facility contains, and any future indebtedness that we may incur may contain, financial and other restrictive covenants that limit our ability to operate our business, raise capital or make payments under our other indebtedness. If we fail to comply with these covenants or to make payments under our indebtedness when due, then we would be in default under that indebtedness, which could, in turn, result in that and our other indebtedness becoming immediately payable in full.
The accounting method for the convertible notes could adversely affect our reported financial condition and results.
The accounting method for reflecting the convertible notes on our balance sheet, accruing interest expense for the convertible notes and reflecting the underlying shares of our common stock in our reported diluted earnings per share may adversely affect our reported earnings and financial condition.
In August 2020, the Financial Accounting Standards Board published an Accounting Standards Update, which we refer to as ASU 2020-06, which simplifies certain of the accounting standards that apply to convertible notes. ASU 2020-06 will be effective for SEC-reporting entities for fiscal years beginning after December 15, 2021 (or, in the case of smaller reporting companies, December 15, 2023), including interim periods within those fiscal years. However, early adoption is permitted in certain circumstances for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. We elected to early adopt ASU 2020-06 in the first quarter of fiscal 2021.
In accordance with ASU 2020-06, we expect that the convertible notes we are offering pursuant to the concurrent offering will be reflected as a liability on our balance sheets, with the initial carrying amount equal to the principal amount of the convertible notes, net of issuance costs. The issuance costs will be treated as a debt discount for accounting purposes, which will be amortized into interest expense over the term of the convertible notes. As a result of this amortization, the interest expense that we expect to recognize for the convertible notes for accounting purposes will be greater than the cash interest payments we will pay on the convertible notes, which will result in lower reported income.
In addition, we expect that the shares underlying the convertible notes will be reflected in our diluted earnings per share using the “if converted” method, in accordance with ASU 2020-06. Under that method, if the conversion value of the convertible notes exceeds their principal amount for a reporting period, then we will calculate our diluted earnings per share assuming that all of the convertible notes were converted at the beginning of the reporting period and that we issued shares of our common stock to settle the excess. However, if reflecting the convertible notes in diluted earnings per share in this manner is anti-dilutive, or if the conversion value of the convertible notes does not exceed their principal amount for a reporting period, then the shares underlying the convertible notes will not be reflected in our diluted earnings per share. The application of the if-converted method may reduce our reported diluted earnings per share, and accounting standards may change in the future in a manner that may adversely affect our diluted earnings per share.

Furthermore, the convertible notes will be convertible only during certain periods or if certain conditions are satisfied. If any of the conditions to the convertibility of the convertible notes is satisfied, then we may be required under applicable accounting standards to reclassify the liability carrying value of the convertible notes as a current, rather than a long-term, liability. This reclassification could be required even if no noteholders convert their convertible notes and could materially reduce our reported working capital.
We have not reached a final determination regarding the accounting treatment for the convertible notes, and the description above is preliminary. Accordingly, we may account for the convertible notes in manner that is significantly different than described above.
We may not consummate the concurrent offering, and this offering is not conditioned on the concurrent offering.
We intend to use the net proceeds from this offering and the concurrent offering to fund the cash consideration payable in the preferred stock repurchase and conversion to simplify our capital structure. However, the completion of this offering is not contingent on the completion of the concurrent offering. The completion of the preferred stock repurchase and conversion will be subject to customary closing conditions and will be contingent on the completion of this offering and the concurrent offering. Although the net proceeds from this offering and the concurrent offering will be used to fund the cash consideration payable in the preferred stock repurchase and conversion, and we intend to use any remaining proceeds for general corporate purposes, including the repayment of debt under our revolving credit facility, the preferred stock repurchase and conversion may not be consummated on the terms described in this prospectus supplement. Further, we may not consummate the concurrent offering, which is subject to market conditions and other factors.
Therefore, upon the closing of this offering, you will become a holder of our common stock regardless of whether the concurrent offering is consummated, delayed, modified or terminated or the preferred stock repurchase and conversion is modified. If the concurrent offering is delayed or terminated or the concurrent offering or the preferred stock repurchase and conversion are modified or consummated on terms different than those described in this prospectus supplement, then the price of our common stock may decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying base prospectus, the documents incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering contain forward-looking statements about our current and presently expected performance trends, growth plans, business goals and other matters. These statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as codified in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (together with the Securities Act, the “Acts”). This includes, without limitation, statements regarding the concurrent offering and the preferred stock repurchase and conversion, the intended use of proceeds from this offering, corporate social responsibility and in our corporate social responsibility (CSR) report, the effects of the COVID-19 pandemic on our financial condition and our results of operation, including our expectation with respect to our ability to reopen and keep open our restaurants, financial guidance and projections and statements with respect to the acquisition of North Italia and Fox Restaurant Concepts LLC (“FRC”) and expectations regarding accelerated and diversified revenue growth as a result of the acquisition of North Italia and FRC, as well as expectations of our future financial condition, results of operations, sales, cash flows, plans, targets, goals, objectives, performance, growth potential, competitive position and business; and our ability to: leverage our competitive strengths, including investing in or acquiring new restaurant concepts and expanding The Cheesecake Factory® brand to other retail opportunities; deliver comparable sales growth; provide a differentiated experience to customers; outperform the casual dining industry and increase our market share; leverage sales increases and manage flow through; manage cost pressures, including increasing wage rates, insurance costs and legal expenses, and stabilize margins; grow earnings; remain relevant to consumers; attract and retain qualified management and other staff; manage risks associated with the magnitude and complexity of regulations in the jurisdictions where our restaurants are located; increase shareholder value; find suitable sites and manage increasing construction costs; profitably expand our concepts domestically and in Canada, and work with our licensees to expand our concept internationally; support the growth of North Italia and the FRC brands; and utilize our capital effectively. These forward-looking statements may be affected by various factors including: the rapidly evolving nature of the COVID-19 pandemic and related containment measures, including the potential for a complete shutdown of our restaurants, international licensee restaurants and our bakery operations; demonstrations, political unrest, potential damage to or closure of our restaurants and potential reputational damage to us or any of our brands; economic, public health and political conditions that impact consumer confidence and spending, including the impact of the COVID-19 pandemic and other health epidemics or pandemics on the global economy; acceptance and success of The Cheesecake Factory in international markets; acceptance and success of North Italia, the FRC brands and our other concepts; the risks of doing business abroad through Company-owned restaurants and/or licensees; foreign exchange rates, tariffs and cross border taxation; changes in unemployment rates; changes in laws impacting our business, including laws and regulations related to COVID-19 impacting restaurant operations and customer access to off- and on-premises dining; increases in minimum wages and benefit costs; the economic health of our landlords and other tenants in retail centers in which our restaurants are located, and our ability to successfully manage our lease arrangements with landlords; unanticipated costs that may arise in connection with a return to normal course of business, including potential negative impacts from furlough actions; the economic health of suppliers, licensees, vendors and other third parties providing goods or services to us; the timing of the resumption of our new unit development; compliance with debt covenants; strategic capital allocation decisions including any share repurchases or dividends; the ability to achieve projected financial results; economic and political conditions that impact consumer confidence and spending; the resolutions of uncertain tax positions with the Internal Revenue Service and the impact of tax reform legislation; adverse weather conditions in regions in which our restaurants are located; factors that are under the control of government agencies, landlords and other third parties; the risk, costs and uncertainties associated with opening new restaurants; and other risks and uncertainties detailed from time to time in our filings with the SEC. Such forward-looking statements include all other statements that are not historical facts, as well as statements that are preceded by, followed by or that include words or phrases such as “believe,” “plan,” “will likely result,” “expect,” “intend,” “will continue,” “is anticipated,” “estimate,” “project,” “may,” “could,” “would,” “should” and similar expressions. These statements are based on our current expectations and involve risks and uncertainties which may cause results to differ materially from those set forth in such statements.

In connection with the “safe harbor” provisions of the Acts, we have identified and disclosed important factors, risks and uncertainties that could cause our actual results to differ materially from those projected in forward-looking statements made by us, or on our behalf. (See Part II, Item 1A of this report, “Risk Factors,” and Part I, Item 1A, “Risk Factors,” included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2020.) Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These cautionary statements are to be used as a reference in connection with any forward-looking statements. The factors, risks and uncertainties identified in these cautionary statements are in addition to those contained in any other cautionary statements, written or oral, which may be made or otherwise addressed in connection with a forward-looking statement or contained in any of our subsequent filings with the SEC. Because of these factors, risks and uncertainties, we caution against placing undue reliance on forward-looking statements. Although we believe that the assumptions underlying forward-looking statements are currently reasonable, any of the assumptions could be incorrect or incomplete, and there can be no assurance that forward-looking statements will prove to be accurate. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by law. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus supplement. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering will be approximately $166.9 million (or approximately $192.0 million if the underwriters fully exercise their option to purchase additional shares of common stock), after deducting the underwriting discounts and commissions and our estimated offering expenses.
We estimate that the net proceeds to us from the concurrent offering if it is consummated, will be approximately $291.0 million (or approximately $334.8 million if the underwriters of the concurrent offering fully exercise their option to purchase additional convertible notes), after deducting the underwriting discounts and commissions and our estimated offering expenses.
We intend to use the net proceeds from this offering and the concurrent offering to fund the cash consideration of approximately $457.4 million payable in the preferred stock repurchase and conversion to simplify our capital structure. We intend to use any remaining proceeds for general corporate purposes, including the repayment of debt under our revolving credit facility. The completion of the preferred stock repurchase and conversion will be subject to customary closing conditions and will be contingent on the completion of this offering and the concurrent offering. The completion of this offering is not contingent on the completion of the concurrent offering, and the completion of the concurrent offering is not contingent on the completion of this offering.

CAPITALIZATION
The following table presents our cash and cash equivalents and our capitalization as of March 30, 2021:
•
on an actual basis;

•
on an as adjusted basis to give effect to the issuance and sale of 3,125,000 shares of our common stock we are offering, at a public offering price of $56.00 per share after deducting the underwriting discounts and commissions and our estimated offering expenses;

•
on an as further adjusted basis to give further effect to the issuance and sale of $300,000,000 aggregate principal amount of notes in the concurrent offering, after deducting the underwriting discounts and commissions and our estimated offering expenses, assuming the concurrent offering is consummated; and

•
on a pro forma as further adjusted basis to give further effect to the repurchase and conversion of our outstanding Series A convertible preferred stock for approximately $457.4 million in cash and approximately 2.4 million shares of our common stock pursuant to the preferred stock repurchase and conversion, assuming they are consummated on the terms described in this prospectus supplement.

The information in the table below is illustrative only, and our capitalization following the completion of this offering, the concurrent offering (if it is completed) and the preferred stock repurchase and conversion (if the preferred stock repurchase and conversion are completed on the terms described in this prospectus supplement) will depend on the final terms of these transactions. Moreover, because the completion of this offering is not contingent on the completion of the concurrent offering, you should not assume that the concurrent offering, as reflected in the as further adjusted column in the table below, will take place. In addition, because the preferred stock repurchase and conversion are subject to customary closing conditions, you should not assume that the preferred stock repurchase and conversion, as reflected in the pro forma as further adjusted column in the table below, will take place on the terms described in this prospectus supplement.
This table should be read in conjunction with the other information included or incorporated by reference this prospectus supplement, including our consolidated financial statements and related notes.

	As of March 30, 2021
	Actual	As adjusted	As further adjusted	Pro forma as further adjusted
	(In thousands, except share and per share data)
Cash and cash equivalents	$181,345	$348,258	$639,258	$181,873
Debt:
Revolving credit facility(1)(2)	$280,000	$280,000	$280,000	$280,000
Principal amount of 0.375% convertible senior notes due 2026 we are offering pursuant to the concurrent offering(3)	—	—	300,000	300,000
Total debt	280,000	280,000	580,000	580,000
Series A convertible preferred stock, $0.01 par value per share; 200,000 shares authorized, 200,000 shares issued and outstanding, actual, as adjusted and as further adjusted; no shares issued and outstanding, pro forma as further adjusted	213,485	213,485	213,485	—
Stockholders’ equity:
Preferred stock, $0.01 par value per share, other than Series A convertible preferred stock; 4,800,000 shares authorized, no shares issued and outstanding, actual, as adjusted, as further adjusted and pro forma as further adjusted	—	—	—	—
Common stock, $0.01 par value per share; 250,000,000 shares authorized; 99,508,470 shares outstanding, actual; 102,633,470 shares outstanding, as adjusted and as further adjusted; 105,034,334 shares outstanding, pro forma as further adjusted(4)	995	1,026	1,026	1,050
Additional paid-in capital(3)	904,045	1,070,927	1,070,927	1,124,274
Retained earnings(5)	1,114,047	1,114,047	1,114,047	1,274,161
Treasury stock, 53,101,293 shares at cost, actual, as adjusted, as further adjusted and pro forma as further adjusted	(1,700,700)	(1,700,700)	(1,700,700)	(1,700,700)
Accumulated other comprehensive loss	(1,873)	(1,873)	(1,873)	(1,873)
Total stockholders’ equity(3)(5)	316,514	483,427	483,427	696,912
Total capitalization(3)(5)	$809,999	$976,912	$1,276,912	$1,276,912

(1)
Reflects principal amount outstanding, without deduction for debt discounts or issuance costs.

(2)
As of March 30, 2021, we had $23.4 million in standby letters of credit under this facility that are not reflected in the table above. In addition, as of March 30, 2021, we had $96.6 million available to be drawn under our revolving credit facility.

(3)
The amounts shown in the table above for the convertible notes we are offering pursuant to the concurrent offering represent their principal amount. However, we expect that the initial liability carrying amount of the convertible notes for accounting purposes will be recorded net of issuance costs, which will be treated as a debt discount for accounting purposes and amortized into interest expense over the term of the convertible notes. See “Risk Factors — The accounting method for the convertible notes could adversely affect our reported financial condition and results.”

(4)
The number of shares of common stock outstanding is based on 99,508,470 shares of our common stock outstanding as of March 30, 2021 and does not include, as of such date, an aggregate of 3,912,451 shares of common stock issuable upon exercise of stock options and settlement of equity awards (assuming the maximum number of shares issuable), an aggregate of 4,377,249 shares of common stock available for grant under our equity incentive plans and shares of common stock, if any, issuable upon conversion of the convertible notes.

(5)
The amounts reflected in the pro forma as further adjusted column in the table above do not reflect any gains or losses that we may realize or incur in connection with the preferred stock repurchase and conversion. See “Prospectus Supplement Summary — Recent Developments — Preferred Stock Repurchase and Conversion” and “Use of Proceeds.”

DIVIDEND POLICY
Although our Board has historically declared a quarterly cash dividend which we have paid, we may not pay quarterly dividends in the same amounts or at all in the future. The declaration, amount and timing of cash dividends are subject to capital availability and determinations by our Board that such dividends are in the best interest of our stockholders and are in compliance with all respective laws and applicable agreements. Future decisions to pay or to increase or decrease dividends are at the discretion of the Board and will be dependent on our operating performance, financial condition, capital expenditure requirements, limitations on cash distributions pursuant to the terms and conditions of our revolving credit facility and applicable law, and other such factors that the Board considers relevant.
To preserve liquidity during the COVID-19 pandemic, for instance, and as required in conjunction with the terms of our revolving credit facility, in March 2020, our Board suspended the quarterly dividend on our common stock. Our revolving credit facility prohibits the payment of cash dividends on our common stock until the end of the Covenant Relief Period (as defined under “Description of Indebtedness — Revolving Credit Facility”). Prior to this suspension of dividends, our Board declared cash dividends of $0.36 per common share for the first quarter of fiscal 2020. Cash dividends of $1.38 per common share were declared during fiscal 2019.

DESCRIPTION OF INDEBTEDNESS
The following description of our indebtedness is qualified in their entirety by reference to the governing documents which have been filed with the SEC as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 29, 2020.
Revolving Credit Facility
On July 30, 2019, we entered into a Third Amended and Restated Loan Agreement (the “Facility”) which amended and restated in its entirety our prior Second Amended and Restated Loan Agreement dated as of December 22, 2015. The Facility, which terminates on July 30, 2024, provides us with revolving loan commitments that total $400 million (of which $40 million may be used for issuances of letters of credit). The Facility contains a commitment increase feature that could provide for additional available credit upon our request and subject to the participating lenders electing to increase their commitments or new lenders being added to the Facility. Certain of our material subsidiaries have guaranteed our obligations under the Amended Facility.
During fiscal 2019, we utilized the Facility to fund the Acquisition. During the first quarter of fiscal 2020, we increased our borrowings under the Facility to bolster our cash position and enhance financial flexibility given the impact of the COVID-19 pandemic on our operations. To provide additional financial flexibility, on May 1, 2020, we entered into a First Amendment (the “Amendment”) to the Facility (as amended by the Amendment, the “Amended Facility”). During the fourth quarter of fiscal 2020, we repaid a portion of the outstanding balance on the Amended Facility such that at December 29, 2020, we had net availability for borrowings of $96.6 million, based on a $280.0 million outstanding debt balance and $23.4 million in standby letters of credit.
On March 30, 2021 (the “Effective Date”), we entered into a Second Amendment (the “Second Amendment”) to the Facility (as amended by Amendment and by the Second Amendment, the “Amended Loan Agreement”), with JPMorgan Chase Bank, N.A., as administrative agent (“JPMCB”), sole bookrunner and sole lead arranger, Bank of America, N.A. and Wells Fargo Bank, National Association, as co-syndication agents, Bank of the West, as documentation agent, and the lenders party thereto.
The Amended Loan Agreement provides for, among other things, (i) an extension of the Company’s existing covenant relief period, which had been scheduled to end with the delivery of the Company’s compliance certificate reflecting compliance with the Company’s financial covenants as of the quarter ending on or after June 29, 2021, and will now end when the Company demonstrates compliance with its financial covenants as of the quarter ending on or after December 28, 2021 (the “Covenant Relief Period”), during which the Company is not required to comply with financial covenants requiring maintenance of a maximum ratio of net adjusted debt to EBITDAR (the “Net Adjusted Leverage Ratio”) of 4.75 to 1.00 and a minimum ratio of EBITDAR to interest and rent expense of 1.90 to 1.00 (the “EBITDAR to Interest and Rental Expense Ratio”), (ii) the Company being subject to a monthly liquidity covenant until the calendar month when the Company has demonstrated compliance with its financial covenants as of the quarter ending December 28, 2021, that requires liquidity of the Company and its subsidiaries to be at least $100,000,000 at the end of each calendar month (with liquidity being the sum of (a) unrestricted cash and cash equivalents and (b) the unused portion of the revolving facility), (iii) granting JPMCB a lien on substantially all of the Company’s and any guarantor’s property, with such collateral to be released upon (a) the termination of the Covenant Relief Period, (b) the Company’s compliance with the Net Adjusted Leverage Ratio and the EBITDAR to Interest and Rental Expense Ratio as of the quarter ending on or after March 29, 2022, (c) the Company nor any of the guarantors having incurred unsecured debt using certain debt baskets under the Amended Loan Agreement unless such debt is convertible debt or subordinated on customary debt subordination terms reasonably acceptable to JPMCB, and (d) no default or event of default having occurred or be continuing, and (iv) the payment and declaration of cash dividends with respect to the Company’s Series A convertible preferred stock per each fiscal quarter ending on or prior to December 28, 2021 in an amount not to exceed $5,250,000.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.
This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the impact of the alternative minimum tax. Moreover, this discussion does not address the tax consequences to any beneficial owner of our common stock that participates in the preferred stock repurchase and conversion. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
•
U.S. expatriates and former citizens or long-term residents of the United States;

•
persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•
banks, insurance companies, and other financial institutions;

•
brokers, dealers or traders in securities;

•
“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•
partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•
tax-exempt organizations or governmental organizations;

•
persons deemed to sell our common stock under the constructive sale provisions of the Code;

•
persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•
tax-qualified retirement plans;

•
“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•
an individual who is a citizen or resident of the United States;

•
a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions
Any distributions of cash or property on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Sale or Other Taxable Disposition.”
Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular U.S. rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition
Subject to the discussion below under “— Information Reporting and Backup Withholding” and “— Additional Withholding Tax on Payments Made to Foreign Accounts,” a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•
the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•
our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

THE CONCURRENT OFFERING
Concurrently with this offering, we are offering, pursuant to a separate prospectus supplement, 0.375% convertible senior notes due 2026, which we refer to as the convertible notes, in an aggregate principal amount of $300,000,000. We have granted the underwriters of the concurrent offering a 30-day option to purchase up to an additional $45,000,000 principal amount of convertible notes solely to cover over-allotments. We estimate that the net proceeds to us from the concurrent offering, if it is consummated, will be approximately $291.0 million (or approximately $334.8 million if the underwriters of the concurrent offering fully exercise their option to purchase additional convertible notes), after deducting the underwriting discounts and commissions and our estimated offering expenses.
The completion of this offering is not contingent on the completion of the concurrent offering, and the completion of the concurrent offering is not contingent on the completion of this offering. Accordingly, you should not assume that the concurrent offering will be consummated on the terms described in this prospectus supplement, if at all, or that we will receive any additional proceeds from the concurrent offering. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any of the convertible notes, or the shares of common stock, if any, issuable upon conversion of the convertible notes, we are offering in the concurrent offering.
The convertible notes will be our senior, unsecured obligations and will accrue interest at a rate of 0.375% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2021. The convertible notes will mature on June 15, 2026, unless earlier repurchased, redeemed or converted. Before February 17, 2026, noteholders will have the right to convert their convertible notes only upon the occurrence of certain events. From and after February 17, 2026, noteholders may convert their convertible notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. We will settle the conversion value in cash up to the principal amount being converted and any excess of the conversion value over the principal amount in cash, shares of common stock or a combination thereof, at our election. The initial conversion rate is 12.7551 shares of common stock per $1,000 principal amount of convertible notes, which represents an initial conversion price of approximately $78.40 per share of common stock. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events. If a “make-whole fundamental change” (which will be defined in the indenture governing the convertible notes to include certain business combination transactions involving us, the delisting of our common stock and the calling of the convertible notes for redemption) occurs, then we will in certain circumstances increase the conversion rate for a specified period of time. In the case of a make-whole fundamental change resulting from the calling of any convertible notes for redemption, the increased conversion rate, if any, will apply only to the convertible notes called for redemption.
The convertible notes will be redeemable, in whole or in part (subject to certain limitations described below), for cash at our option at any time, and from time to time, on or after June 20, 2024 and on or before the 30th scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of our common stock exceeds 130% of the conversion price for a specified period of time. However, we may not redeem less than all of the outstanding convertible notes unless at least $150.0 million aggregate principal amount of convertible notes are outstanding and not called for redemption as of the time we send the related redemption notice. The redemption price will be equal to the principal amount of the convertible notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.
If a “fundamental change” (which will be defined in the indenture governing the convertible notes to include certain change-of-control events and the delisting of our common stock) occurs, then, subject to a limited exception, noteholders may require us to repurchase their convertible notes for cash. The repurchase price will be equal to the principal amount of the convertible notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

UNDERWRITING
We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC is acting as a book-running manager of the offering and as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions stated in the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares set forth opposite the underwriter’s name in the following table:
Underwriter	Number of Shares
J.P. Morgan Securities LLC	1,726,949
BNP Paribas Securities Corp.	392,488
BofA Securities, Inc.	392,488
Wells Fargo Securities, LLC	392,488
BTIG, LLC	73,529
Rabo Securities USA, Inc.	73,529
TD Securities (USA) LLC	73,529
Total	3,125,000
The underwriting agreement provides that the obligations of the underwriters to purchase the common stock included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may also be increased or the offering may be terminated.
Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the shares to the public, if all of the shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.
We have granted to the underwriters an option, exercisable for 30 days from the first issuance of shares, to purchase up to 468,750 shares of common stock at the public offering price less the discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any. To the extent the option is exercised, each underwriter must purchase an additional aggregate number of shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.
The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $2.38 per share. These amounts in the following table are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.
	Paid by The Cheesecake Factory Incorporated
	No	Full
	Exercise	exercise
Per Share	$2.38	$2.38
Total	$7,437,500	$8,553,125
We estimate that our total expenses for this offering, but excluding the underwriting discounts and commissions, will be $650,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.
We have agreed that, subject to certain exceptions, we will not (i) offer, pledge, lend, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with, or submit to, the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock or (ii) enter into any hedging, swap or other agreement that transfers, in whole or in part, any of the economic consequences of our common stock or such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), without the prior written consent of J.P. Morgan Securities LLC, for a period of 60 days after the date of this prospectus supplement.
Our executive officers, directors and a significant shareholder (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with certain exceptions, for a period of 60 days after the date of this prospectus (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (collectively with the common stock, the “lock-up securities”)), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or (4) publicly disclose the intention to do any of the foregoing. Such persons or entities have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise.
The restrictions described in the immediately preceding paragraphs and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including, without limitation, (a) transfers of lock-up securities: (i) as bona fide gifts, or for bona fide estate planning purposes, (ii) by will or intestacy, (iii) to any trust for the direct or indirect benefit of the lock-up party or any immediate family member, or if the lockup-party is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust (iv) to a partnership, limited liability company or other entity of which the lock-up party and its immediate family members are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv), (vi) by operation of law pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement or another court order, (vii) to us from an employee upon death, disability or termination of employment of such employee, (viii) as part of a sale of lock-up securities acquired in open market transactions after the completion of this offering, or (ix) to us in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares of our common stock (including “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments; (b) exercise of the options, settlement of RSUs or other equity awards, or the exercise of warrants granted pursuant to plans described in in this prospectus supplement, provided that any lock-up securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph; and (c) the establishment by lock-up parties of trading plans under Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of lock-up securities during the restricted period.
J.P. Morgan Securities LLC, in its sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.
In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares in the open market for the purpose of preventing or retarding a decline in the market price of the shares while this offering is in progress. These stabilizing transactions may include making short sales of shares, which involves the sale by the underwriters of a greater number of shares than they are required to purchase in this offering, and purchasing shares on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.
Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In addition, affiliates of some of the underwriters are lenders under our revolving credit facility. To the extent we use a portion of the net proceeds to repay outstanding borrowings under our revolving credit facility, affiliates of certain underwriters may receive a portion of the proceeds of this offering.
Notice to Prospective Investors in Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in the European Economic Area
In relation to each member state of the European Economic Area (each, a relevant member state), each manager has represented and agreed that it has not made and will not make an offer of securities which are the subject of the offering contemplated by this prospectus supplement to the public in that relevant member state other than:
•
to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

•
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the relevant manager or managers nominated by us for any such offer; or

•
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriters and us that it is a qualified investor within the meaning of Article 2(e) of the Prospectus Regulation.
We, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representation, warranty and agreement.
For the purposes of this provision, the expression an “offer of securities to the public” in relation to any shares in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, and the expression “Prospectus Regulation” means Regulation (EU) 2018/1129, as amended.
Notice to Prospective Investors in the United Kingdom
An offer to the public of any shares may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any shares may be made at any time under the following exemptions under the UK Prospectus Regulation:
(a)
to any legal entity which is a “qualified investor” as defined under the UK Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)
in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”),

provided that no such offer of shares shall result in a requirement for us or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriters and us that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.

We, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representation, warranty and agreement.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
Notice to Prospective Investors in Hong Kong
Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any shares other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the shares, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.
Notice to Prospective Investors in Japan
The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to Prospective Investors in Singapore
This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor(as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except: (i) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA or (v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Singapore Securities and Futures Act Product Classification
Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Please note that the SEC’s website is included in this prospectus and any applicable prospectus supplement as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus, except as described in the following paragraph. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
We “incorporate by reference” into this prospectus supplement certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Certain information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all the securities offered by this prospectus have been sold and all conditions to the consummation of such sales have been satisfied, except that we are not incorporating any information included in a Current Report on Form 8-K that has been or will be furnished (and not filed) with the SEC, unless such information is expressly incorporated herein by a reference in a furnished Current Report on Form 8-K or other furnished document:
•
Our Annual Report on Form 10-K for the fiscal year ended December 29, 2020, filed with the SEC on February 24, 2021;

•
The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 15, 2021;

•
Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2021, filed with the SEC on May 3, 2021;

•
Our Current Reports on Form 8-K filed with the SEC on February 17, 2021 (excluding Items 2.02, 7.01 and 9.01), April 5, 2021 and June 2, 2021 (excluding Item 7.01); and

•
The description of our common stock contained in the Registration Statement on Form 8-A, declared effective by the SEC on September 17, 1992, and any amendments or reports filed for the purpose of updating the description therein, including the description of the Company’s capital stock filed as Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus. Requests for such copies should be directed to the following address:
Investor Relations
The Cheesecake Factory
26901 Malibu Hills Road
Calabasas 91301
(818) 871-3000
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

LEGAL MATTERS
Certain legal matters in connection with this offering will be passed upon for us by Latham & Watkins LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP.
EXPERTS
The consolidated financial statements of The Cheesecake Factory Incorporated as of December 29, 2020 and December 31, 2019, and for each of the years in the three-year period ended December 29, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 29, 2020 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The audit report covering the December 29, 2020 financial statements refers to a change to the method of accounting for leases as of January 2, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

PROSPECTUS
Common Stock
Preferred Stock
Debt Securities
We may offer and sell from time to time in one or more offerings. This prospectus provides you with a general description of the securities.
Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.
We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.
INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 6 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.
Our common stock is listed on the Nasdaq Global Select Market under the symbol “CAKE.” On June 9, 2021, the last reported sale price of our common stock on the Nasdaq Global Select Market was $61.61 per share.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 10, 2021.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the most current prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”
We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.
When we refer to “we,” “our,” “us” and the “Company” in this prospectus, we mean The Cheesecake Factory Incorporated, together with its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Available Information
We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
Our website address is www.thecheesecakefactory.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
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Our Annual Report on Form 10-K for the fiscal year ended December 29, 2020, filed with the SEC on February 24, 2021;

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The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 15, 2021;

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Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2021, filed with the SEC on May 3, 2021;

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Our Current Reports on Form 8-K filed with the SEC on February 17, 2021 (excluding Items 2.02, 7.01 and 9.01), April 5, 2021 and June 2, 2021 (excluding Item 7.01); and

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The description of our common stock contained in the Registration Statement on Form 8-A, declared effective by the SEC on September 17, 1992, and any amendments or reports filed for the purpose of updating the description therein, including the description of the Company’s capital stock filed as Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:
Investor Relations
The Cheesecake Factory
26901 Malibu Hills Road
Calabasas 91301
(818) 871-3000
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

TRADEMARKS AND SERVICE MARKS
We have U.S. or foreign registrations in the following marks, among others: The Cheesecake Factory® and North Italia®. This prospectus also includes trademarks and trade names owned by other parties, and these trademarks and trade names are the property of their respective owners.
Solely for convenience, the trademarks, service marks and trade names identified in or incorporated by reference in this prospectus may appear without the ®, SM and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

THE COMPANY
The Cheesecake Factory Incorporated is a leader in experiential dining. We are culinary forward and relentlessly focused on hospitality. We currently own and operate 300 restaurants throughout the United States and Canada under brands including The Cheesecake Factory®, North Italia® and a collection within our Fox Restaurant Concepts business. Internationally, 28 The Cheesecake Factory® restaurants operate under licensing agreements. Our bakery division operates two facilities that produce quality cheesecakes and other baked products for our restaurants, international licensees and third-party bakery customers.
Our business originated in 1972 when Oscar and Evelyn Overton founded a small bakery in the Los Angeles area. In 1978, their son, David Overton, our Chairman of the Board and Chief Executive Officer, led the creation and opening of the first The Cheesecake Factory restaurant in Beverly Hills, California. In 1992, the Company was incorporated in Delaware as The Cheesecake Factory Incorporated to consolidate the restaurant and bakery businesses of its predecessors operating under The Cheesecake Factory® mark. Our executive offices are located at 26901 Malibu Hills Road, Calabasas Hills, California 91301, and our telephone number is (818) 871-3000.

RISK FACTORS
Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK
The following description of our common stock is based on our Restated Certificate of Incorporation, or Certificate of Incorporation, and our Amended and Restated Bylaws, or Bylaws. This description is in summarized from, and qualified in its entirety by reference to the General Corporation Law of the State of Delaware, or the DGCL, and the complete text of our Certificate of Incorporation and our Bylaws, which are filed as Exhibit 3.2 to our the Quarterly Report on Form 10-Q filed with the SEC on August 6, 2018 and Exhibit 3.8 to our the Current Report on Form 8-K filed with the SEC on May 27, 2009, respectively.
Authorized Shares of Capital Stock
Our authorized capital stock consists of:
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250,000,000 shares of common stock, $.01 par value per share; and

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5,000,000 shares of preferred stock, $.01 par value per share.

As of June 8, 2021, 46,559,860 shares of common stock, and 200,000 shares of Series A Convertible Preferred Stock, were issued and outstanding.
Voting Rights
The holders of the common stock are entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question, including the election of directors. Except as otherwise provided by law, rules and regulations of any stock exchange applicable to the Company, our Certificate of Incorporation or our Bylaws, and subject to the rights of the holders of any preferred stock, matters will generally be decided by the holders of a majority of shares entitled to vote thereon. Subject to the rights of the holders of any preferred stock, our Bylaws provide that directors will be elected by a plurality of votes cast by the holders of the shares entitled to vote thereon, provided that, in the case of uncontested elections, directors failing to receive a majority of votes cast must tender their irrevocable resignation for consideration by the board of directors. Our stockholders do not have cumulative voting rights.
Dividends
Subject to preferences that may apply to any preferred stock outstanding and the applicable restrictions under our credit facilities, holders of common stock are entitled to receive dividends out of assets legally available at the time and in the amounts that the board of directors may determine from time to time.
Liquidation Rights
In the event of a liquidation, dissolution or winding-up of the Company, the holders of common stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding preferred stock.
Other Rights and Preferences
Our common stock has no sinking fund, redemption provisions, or preemptive, conversion or exchange rights.
Listing
Our common stock is listed on The Nasdaq Global Select Market under the trading symbol “CAKE.”
Transfer Agent
The transfer agent and registrar for our common stock is Computershare Shareholder Services.
Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law
Only the chairman of the board of directors, or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, may call a special meeting of stockholders. Our Certificate of Incorporation provides that no action shall be taken by the stockholders by written consent.

Our Certificate of Incorporation may be amended in accordance with Delaware law; provided, however, that subject to the powers and rights provided for any preferred stock then outstanding, the affirmative vote of the holders of at least 80% of the combined voting power of all of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision inconsistent with certain articles contained in our Certificate of Incorporation or to add an article or provision imposing cumulative voting in the election of directors. Our Bylaws, or any of them, may be altered, amended or repealed, and new Bylaws may be adopted, (i) by the board of directors, or (ii) by the stockholders upon the vote of the holders of at least 80% of the combined voting power of all of the then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.
We are subject to the provisions of Section 203 of the DGCL. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:
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prior to this time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:
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any merger or consolidation involving the corporation and the interested stockholder;

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any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

DESCRIPTION OF DEBT SECURITIES
The following description, together with the additional information we include in any applicable prospectus supplement or free writing prospectus, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.
We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.
The debt securities will be issued under an indenture between us and U.S. Bank National Association, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.
As used in this section only, “the Company,” “we,” “our” or “us” refer to The Cheesecake Factory Incorporated.
General
The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).
We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:
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the title and ranking of the debt securities (including the terms of any subordination provisions);

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the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

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any limit on the aggregate principal amount of the debt securities;

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the date or dates on which the principal of the securities of the series is payable;

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the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

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the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

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the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

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any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

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the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

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the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

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whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

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the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

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the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

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the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

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if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

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the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

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any provisions relating to any security provided for the debt securities;

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any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

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any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

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any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

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the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

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any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

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whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees. (Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.
If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.
Transfer and Exchange
Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.
Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)
You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.
Global Debt Securities and Book-Entry System
Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”
Covenants
We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)
No Protection in the Event of a Change of Control
Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.
Consolidation, Merger and Sale of Assets
We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:
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we are the surviving corporation or the successor person (if other than the Company) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

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immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)

Events of Default
“Event of Default” means with respect to any series of debt securities, any of the following:
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default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

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default in the payment of principal of any security of that series at its maturity;

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default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or the Company and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

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certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of the Company;

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any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.
We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 6.1)
If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.
The indenture provides that the trustee may refuse to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right or power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:
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that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

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the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)
The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each Securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)
Modification and Waiver
We and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:
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to cure any ambiguity, defect or inconsistency;

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to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

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to provide for uncertificated securities in addition to or in place of certificated securities;

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to add guarantees with respect to debt securities of any series or secure debt securities of any series;

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to surrender any of our rights or powers under the indenture;

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to add covenants or events of default for the benefit of the holders of debt securities of any series;

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to comply with the applicable procedures of the applicable depositary;

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to make any change that does not adversely affect the rights of any holder of debt securities;

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to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

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to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

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to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. Subject to the provisions described in the preceding paragraph, we may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

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reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

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reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

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reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

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reduce the principal amount of discount securities payable upon acceleration of maturity;

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waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•
make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

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make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

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waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)
Defeasance of Debt Securities and Certain Covenants in Certain Circumstances
Legal Defeasance.   The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.
This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants.   The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:
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we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

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any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:
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depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

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delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

No Personal Liability of Directors, Officers, Employees or Securityholders
None of our past, present or future directors, officers, employees or securityholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.
Governing Law
The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York.
The indenture will provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the debt securities or the transactions contemplated thereby.
The indenture will provide that any legal suit, action or proceeding arising out of or based upon the indenture or the transactions contemplated thereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York, and we, the trustee and the holder of the debt securities (by their acceptance of the debt securities) irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The indenture will further provide that service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in the indenture will be effective service of process for any suit, action or other proceeding brought in any such court. The indenture will further provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the courts specified above and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum. (Section 10.10)

GLOBAL SECURITIES
Book-Entry, Delivery and Form
Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.
DTC has advised us that it is:
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a limited-purpose trust company organized under the New York Banking Law;

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a “banking organization” within the meaning of the New York Banking Law;

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a member of the Federal Reserve System;

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a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

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a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.
Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.
To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.
So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.
Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.
Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.
So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below and unless if otherwise provided in the description of the applicable securities herein or in the applicable prospectus supplement, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.
Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.
Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.
The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.
DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.
As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:
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DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•
we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

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an Event of Default has occurred and is continuing with respect to such series of securities, and DTC or a holder of a beneficial interest in the global security has requested to exchange such global security or beneficial interest, as applicable, for one or more physical certificates, we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.
Euroclear and Clearstream
If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.
Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.
Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.
Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.
Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Other
The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

PLAN OF DISTRIBUTION
We may sell the offered securities from time to time:
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through underwriters or dealers;

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through agents;

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directly to one or more purchasers; or

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through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS
Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of The Cheesecake Factory Incorporated. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of The Cheesecake Factory Incorporated as of December 29, 2020 and December 31, 2019, and for each of the years in the three-year period ended December 29, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 29, 2020 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The audit report covering the December 29, 2020 financial statements refers to a change to the method of accounting for leases as of January 2, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

3,125,000 shares
COMMON STOCK

PROSPECTUS SUPPLEMENT

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June 10, 2021